EXHIBIT 11.1

             CAI WIRELESS SYSTEMS, INC.

             LOSS PER SHARE COMPUTATION


                                         Year Ended          Year Ended        Year Ended
                                          March 31,           March 31,         March 31,
                                            1997                1996              1995
Net loss                              $(82,298,207)        $ (40,985,572)      $(14,106,837)
Preferred stock dividend               (13,011,270)         (  5,878,960)          (328,011)
Loss applicable to common stock
  shareholders                        $(95,309,477)        $ (46,864,532)      $(14,434,848)
Weighted average number of shares       40,069,258            27,075,578         15,456,540
outstanding
Loss per share                           $   (2.38)           $    (1.73)         $   (0.93)
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COMPUTATION OF WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

                                                                                 Weighted Shares
COMMON STOCK TRANSACTIONS                               SHARES                    OUTSTANDING
For the year ended March 31, 1995
Beginning Balance                                    15,410,000                 15,410,000
Warrants exercised                                       74,000                     29,417
Series A Preferred Stock}(1)(2){                      1,640,909                          0
Series B Preferred Stock}(3){                           271,739                     17,123
Warrants}(1){                                         2,020,578                          0
Options}(1){                                            956,500                          0
                                                                                15,456,540
For the year ended March 31, 1996
Beginning Balance                                    15,754,018                 15,754,018
Common stock sold                                       179,765                    174,824
  Common stock issued to acquire 49% minority
  interest in Hampton Roads Wireless, Inc.              652,523                    467,107
Common stock issued in ACS Merger                    19,362,611                  9,734,209
Common stock issued in ECNW Merger                    1,880,565                    945,420
Series A Preferred Stock}(1)(2){                      2,546,198                          0
Warrants}(1){                                         2,310,541                          0
Options}(1){                                          1,274,134                          0
                                                                                27,075,578
For the year ended March 31, 1997
Beginning Balance                                    37,829,482                 37,829,482
  Series A Preferred Stock converted to common
  stock                                               2,637,742                  2,178,513
Warrants exercised                                       73,315                     61,263
Warrants - BANX                                      36,751,085                          0
Warrants-other                                        2,852,453                          0
Options                                               2,195,937                          0
                                                                                40,069,258
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